As filed with the Securities and Exchange Commission on October 2, 2015

Registration No. 333-153341
Registration No. 333-38549

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-153341
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-38549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
National Western Life Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	47-3339380
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

850 East Anderson Lane
Austin, Texas	78752-1602
(Address of Principal Executive Offices)	(Zip Code)

National Western Life Insurance Company 2008 Incentive Plan
National Western Life Insurance Company 1995 Stock and Incentive Plan
(Full title of the plans)

Ross R. Moody
President and Interim Chief Executive Officer
National Western Life Insurance Company
850 East Anderson Lane
Austin, Texas
(Name and address of agent for service)
(512) 836-1010
(Telephone number, including area code, of agent for service)

Copy to: B. Scott Burton, Esq. Harry S. Pangas, Esq. Sutherland Asbill & Brennan LLP 700 Sixth Street, NW Washington, DC 20001 (202) 383-0100
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐(Do not check if a smaller reporting company)	Smaller reporting company ☐

EXPLANATORY NOTE
                    This Post-Effective Amendment No. 1 (this “Amendment”) to those certain Registration Statements on Form S-8 (Reg. Nos. 333-153341 and 333-38549) (collectively, the “Registration Statements”) is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”) by National Western Life Group, Inc., a Delaware corporation (“NWLI”), as the successor registrant to National Western Life Insurance Company, a Colorado corporation (the “Predecessor Registrant”).
                    On October 1, 2015, NWLI completed its previously announced reorganization pursuant to the Agreement and Plan of Merger dated as of April 6, 2015 (the “Reorganization Agreement”), among NWLI, the Predecessor Registrant, and NWLIC MergerCo., Inc., a Colorado corporation (“MergerCo”).
                    The Reorganization Agreement provided for the merger (the “Merger”) of the Predecessor Registrant with MergerCo, with the Predecessor Registrant surviving the Merger as a wholly owned subsidiary of NWLI, and the conversion of each share of Class A common stock, par value $1.00 per share, of the Predecessor Registrant (“Predecessor Class A Stock”) and each share of Class B common stock, par value $1.00 per share, of the Predecessor Registrant (“Predecessor Class B Stock”, together with Predecessor Class A Stock, “Predecessor Common Stock”) issued and outstanding immediately prior to the effective time of the Merger, into one duly issued, fully paid and non-assessable share of Class A common stock, par value $0.01 per share, of NWLI (“NWLI Class A Stock”) or Class B common stock, par value $0.01 per share, of NWLI (“NWLI Class B Stock”), respectively. In addition, each outstanding option to acquire, or stock appreciation rights (“SARs”) relating to, shares of Predecessor Class A Stock automatically converted into an option to acquire, or SARs relating to, on the same terms and conditions, an identical number of shares of NWLI Class A Stock. As a result of the Merger, NWLI now owns the Predecessor Registrant and NWLI is the successor issuer to the Predecessor Registrant pursuant to Rule 414 under the Securities Act.

                    NWLI continues to conduct all of the operations previously conducted by the Predecessor Registrant and its subsidiaries prior to the Merger and the consolidated assets, liabilities, operations, and financial condition of NWLI immediately after the Merger are the same as those of the Predecessor Registrant immediately prior to the Merger.
                    Upon completion of the Merger, NWLI, a Delaware corporation, replaced the Predecessor Registrant, a Colorado corporation, as the publicly held corporation, and the holders of Predecessor Common Stock now hold the same number of shares and same ownership percentage of NWLI as they held of the Predecessor Registrant immediately prior to the Merger. As of October 2, 2015, shares of NWLI Class A Stock commenced trading on the NASDAQ Global Select Market under the same ticker symbol previously used by the Predecessor Registrant, “NWLI”.
                    In accordance with paragraph (d) of Rule 414 under the Securities Act, NWLI hereby expressly adopts each of the Registration Statements as its own registration statement except as amended by this Amendment, for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents, as originally filed with the Securities and Exchange Commission (the “SEC”) by NWLI or the Predecessor Registrant are hereby incorporated herein by reference:

(a)	the Predecessor Registrant’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on March 13, 2015;

(b)
the Predecessor Registrant’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2015, filed with the SEC on May 8, 2015, and for the quarter ended June 30, 2015, filed with the SEC on August 7, 2015;

(c)	the Predecessor Registrant’s Current Reports on Form 8-K filed with the SEC on March 11, 2015, March 20, 2015, April 6, 2015, May 8, 2015, June 12, 2015, June 23, 2015 and August 6, 2015;

(d)	NWLI’s Current Reports on Form 8-K filed with the SEC on October 2, 2015; and

(e)
the description of NWLI’s Common Stock contained in any registration statement or report filed by the Predecessor Registrant under the Securities Exchange Act of 1934, as amended, including any amendment or report filed for the purpose of updating such description.

All documents filed by NWLI pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.

NWLI’s restated certificate of incorporation, as amended, provides, to the fullest extent permitted by Delaware law, that directors will not be liable to NWLI or its stockholders for monetary damages for breach of fiduciary duty as a director. Delaware law currently provides that this waiver may not apply to liability (a) for any breach of the director’s duty of loyalty to NWLI or its stockholders; (b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the Delaware General Corporation Law (the “DGCL”) (governing distributions to stockholders); or (d) for any transaction from which the director derived any improper personal benefit.
However, in the event the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of NWLI’s directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. The restated certificate of incorporation, as amended, and bylaws of NWLI further provide that NWLI will indemnify each of its directors and officers to the fullest extent permitted by Delaware law and may indemnify other persons as authorized by the DGCL. These provisions do not eliminate any monetary liability of directors under the federal securities laws.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.

Number	Description

3.1
Restated Certificate of Incorporation of National Western Life Group (incorporated by reference to Annex II of the Supplement to the Proxy Statement/Prospectus (File No. 333-203257) filed with the SEC on June 12, 2015).

3.2	Bylaws of National Western Life Group, Inc. (incorporated by reference to Annex III of the Supplement to the Proxy Statement/Prospectus (File No. 333-203257) filed with the SECon June 12, 2015).

5.1*	Opinion of Sutherland Asbill & Brennan LLP
23.1*	Consent of Sutherland Asbill & Brennan LLP (included in Exhibit 5.1)

23.2*	Consent of BKD, LLP

23.3*	Consent of KPMG LLP
24.1*	Power of Attorney (included on signature page)
* Filed herewith.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:
	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
           (2)       That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
           (3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)       The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
                    Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on October 2, 2015.

NATIONAL WESTERN LIFE GROUP, INC.
(Registrant)

Date:	October 2, 2015	/S/Ross R. Moody
By: Ross R. Moody, President and
Interim Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Ross R. Moody and Brian M. Pribyl, and each of them (with full power to each of them to act alone), his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this registration statement under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments) to this registration statement, with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any other regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing appropriate or necessary to be done in order to effectuate the same, as fully to all intents and purposes as he himself might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

              Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 has been signed below by the following persons on behalf of the registrant in the capacities and on the date indicated.

Signature	Title (Capacity)	Date

/S/Robert L. Moody	Chairman of the Board and Director	October 2, 2015
Robert L. Moody

/S/Ross R. Moody	President and Interim Chief Executive Officer,	October 2, 2015
Ross R. Moody	and Director
(Principal Executive Officer)

/S/Brian M. Pribyl	Senior Vice President - Chief Financial	October 2, 2015
Brian M. Pribyl	Officer, and Treasurer
(Principal Financial Officer)

/S/Bruce E. Wood	Vice President, Controller, & Assistant Treasurer	October 2, 2015
Bruce E. Wood	(Principal Accounting Officer)

/S/Stephen E. Glasgow	Director	October 2, 2015
Stephen E. Glasgow

/S/E. Douglas McLeod	Director	October 2, 2015
E. Douglas McLeod

/S/Charles D. Milos	Director	October 2, 2015
Charles D. Milos

/S/Ann M. Moody	Director	October 2, 2015
Ann M. Moody

/S/Frances A. Moody-Dahlberg	Director	October 2, 2015
Frances A. Moody-Dahlberg

/S/Russell S. Moody	Director	October 2, 2015
Russell S. Moody

/S/Louis E. Pauls, Jr.	Director	October 2, 2015
Louis E. Pauls, Jr.

/S/E.J. Pederson	Director	October 2, 2015
E.J. Pederson